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                          [ARTHUR ANDERSEN LETTERHEAD]


September 4, 1998




Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


We have read Item 4 included in the attached Form 8-K dated April 8, 1998 of Automotive Performance Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ ARTHUR ANDERSEN LLP
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